Exhibit 10.20

AMENDMENT NUMBER ONE TO
JOINT BENEFICIARY DESIGNATION AGREEMENT

THIS AMENDMENT NUMBER ONE (this “Amendment”) to the Joint Beneficiary Designation Agreement (the “Agreement”) entered into between Mt. Washington Cooperative Bank (“MWCB”) and Edward J. Merritt as of September 20, 2004 (the “Executive” or the “Insured”) is made and entered into effective as of the Merger Effective Time (as defined below).

WITNESSETH

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of July 20, 2009 (the “Merger Agreement”), between East Boston Savings Bank (“EBSB”), Meridian Interstate Bancorp, Inc., Meridian Financial Services, Incorporated, and MWCB, MWCB shall, as of the Merger Effective Time (as defined in the Merger Agreement), merge with and into EBSB, with EBSB being the surviving entity (the “Merger”);

WHEREAS, as an inducement to EBSB to enter into the Merger Agreement, the Executive has agreed to reduce the amount of the death benefit payable under the Agreement to four and one-half (4.5) times base salary; and

WHEREAS, the Board of Directors of MWCB (the “Board”) may amend the Agreement from time to time.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Board hereby amends the Agreement as follows, effective as of the Merger Effective Time:

Section 1.              Amendment and Restatement of Section VI of the Agreement.  This Amendment hereby amends and restates Section VI of the Agreement in its entirety, effective as of the Merger Effective Time, to read as follows:

“Subject to Paragraphs VII and IX herein, the division of the death proceeds of the policies is as follows:

A.
Upon the Insured’s death, the Insured’s beneficiary shall be entitled to a portion of the death proceeds of the policies in an amount equal to four and one-half (4.5) times the Insured’s most recent annual base salary, payable in a single cash lump sum distribution as promptly as practicable after the Insured’s death.

B.	The Bank shall be entitled to the remainder of such proceeds.”

Section 2.              Full Force and Effect.  Except as expressly amended hereby, the Agreement shall continue in full force and effect in accordance with its terms.

Section 3.              Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflicts of laws principles.

Section 4.              Effectiveness.  Notwithstanding anything to the contrary contained herein, this Amendment shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Amendment shall be deemed null and void and the Agreement shall remain in effect in accordance with its terms.

IN WITNESS WHEREOF, MWCB has caused this Amendment to be executed as of July 20, 2009.

Mt. Washington Bank

By:	/s/ Frederick G. Pfannenstiehl
Name:	Frederick G. Pfannenstiehl
Title:	Chairman

Executive

By:	/s/ Edward J. Merritt
Name:	Edward J. Merritt

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